EXHIBIT 21.0
Subsidiaries of Registrant
•	2 Quaker Road, Inc., a New York Corporation

•	2 Quaker Road, LLC, a Delaware Limited Liability Company

•	265 Livingston Street Corp., a New Jersey Corporation

•	Barr Distribution Company, a Delaware Corporation

•	Barr Laboratories, Inc., a Delaware Corporation

•	Barr Ventures, LLC. a Delaware Limited Liability Company

•	BMI, Inc., a Delaware Corporation

•	BRL, Inc., a Delaware Corporation

•	Duramed Pharmaceuticals, Inc., a Delaware Corporation

•	Duramed Pharmaceutical Sales Corp., a Delaware Corporation

•	Duramed Research, Inc., a Delaware Corporation

•	Women’s Capital Corp., a Delaware Corporation

EX-1